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                                                                   EXHIBIT 10.22


                              SILICON VALLEY BANK

                               Financing Proposal
                                 VOXWARE, INC.
                   August 9, 1996 (Modified August 23, 1996)

     Type:            a)  Revolving Line of Credit
     ----
                      b)  Equipment Term Loan

     Amount:          a)  Up to $2,000,000 (a sublimit for Letters of Credit
     ------
                      will be established); increasing to $5,000,000 upon completion of an IPO and meeting the stepped up financial covenants.

                      b)  Up to $500,000.

                      Aggregate Credit initially shall not exceed $2,500,000. After the IPO and meeting the stepped up financial covenants, aggregate credit shall not exceed $5,500,000.

     Rate:            a)  Prime + 1.00%; reducing to Prime + 0.00% when IPO
     -----
                      is completed.

                      b) Prime + 1.00%.

     Fee:             a) 0.50% per annum.
     ----
                      b) None.

     Availability:    a)  12 months from commitment date.
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                      b)  Initial advance will be funded at one time to finance
                      equipment purchased during Fiscal 1996. This initial advance will be termed-out over a 36 month period. A 9 month draw period will be made available to finance equipment purchases during Fiscal 1997. At the end of the draw period, the then outstanding balance will be termed-out over a 36 month period.

     Advance Rate:    a)  (1) Up to $500,000 without any borrowing formula
     ------------
                      (available through December 31, 1996); (2) 60% of the next
                      6 months Contractual Payments due from Netscape; (3) 95% against pledged cash; plus (4) 80% against eligible billed domestic accounts receivable.

                      Eligible Accounts Receivable will include those accounts outstanding 90 days or less from invoice date subject to certain exclusions for foreign, contra, related/intercompany, and unbilled accounts, retentions and cross agings over 50%. Accounts owing from one account debtor, TO THE EXTENT they exceed 25% of the total eligible Accounts Receivable outstanding, will also be ineligible.
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Voxware, Inc.
August 9, 1996 (Modified August 23, 1996)
Page 2


                      (b) (1) Advances up to, but not to exceed 50% of the invoice price excluding freight, taxes and other soft costs for fixed assets purchased during Fiscal 1996; (2) Advances up to, but not to exceed 100% of the Invoice price excluding freight, taxes and other soft costs for fixed assets purchased after June 30, 1996. No more than 25% of the line can be used to finance Software purchases. And, no more than 30% of the line can finance Tenant Improvements.

     Repayment:       a)  Principal is due at maturity.  Interest to be paid
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                      monthly.

                      b) Each loan will reduce over 36 months in level principal payments after the draw period. Interest to be paid monthly.

     Collateral:      UCC-1 Financing Statement on all corporate assets.
     ----------

COVENANTS:            Tested Monthly
- ---------             --------------

                      The following are based on the currently available information and may need to be modified based upon the Bank's receipt of a Balance Sheet forecast.

     Liquidity:       Minimum Quick Ratio of 1.50x.  Upon completion of IPO,
     ---------
                      Minimum Quick Ratio covenant will be increased to 2.00x.
                      Calculated as follows: Cash plus marketable securities plus accounts receivable divided by Current Liabilities.

     Tangible Net Worth:  Minimum $2,000,000.  Upon completion of IPO, Minimum
     ------------------
                      Tangible Net Worth covenant will be increased to 90% of the net proceeds of the IPO.
                      Calculated as follows: Shareholders' Equity plus debt formally subordinated to the Bank less any intangible assets.

     Leverage:        Maximum of 1.00x.
     --------
                      Calculated as follows: Total Liabilities less debt formally subordinated to the Bank divided by Tangible Net
                      Worth.

     Profitability:   To be discussed.
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Voxware, Inc.
August 9, 1996 (Modified August 23, 1996)
Page 3


REPORTING:
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     (1)  If a public reporting company, audited financial statement and Form
          10-K within 5 days of filing with Securities and Exchange Commission
          (SEC). If a private company, audited financial statements within 90 days of fiscal year end.
     (2) If a public reporting company, Compliance Certificate/1/ and Form 10-Q within 5 days of filing 10-Q with SEC. If a private company, monthly financial statements and Compliance Certificates within 30 days of month end.

     (3) If borrowing under the revolving line of credit. Monthly Accounts Receivable Agings, Accounts Payable Agings and Borrowing Base Certificate/1/ within 20 days of month end.

OTHER:
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     (1)  BORROWER will maintain its primary banking relationship at SILICON
          VALLEY BANK.
     (2) Examination of Company's A/R by an agent of the Bank at Company's expense.
     (3)  Subject to further due diligence and to the Bank's formal approval.
     (4)  Copy of the Netscape Agreement evidencing Contractual Obligations.
     (5)  Proposal to expire September 5, 1996.


The proposed terms and conditions outlined above are furnished for discussion purposes only and do not constitute an offer, agreement, or commitment to lend. The actual terms and conditions upon which the Bank might extend credit are subject to completion of due diligence with results satisfactory to the Bank, committee approval, satisfactory completion and execution of definitive loan documentation and such other terms and conditions as are determined by the Bank.

If these general terms and conditions meet with your approval, please indicate your acceptance below and return this proposed term sheet to me with a good faith deposit of $2,500 payable to Silicon Valley Bank. The deposit, less out-of-pocket expenses, will be returned to you in the event the Bank fails to provide a commitment letter with substantially the same terms and conditions. At closing the good faith deposit, less out-

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/1/  Compliance Certificate and Borrowing Base Certificate are Bank forms.

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Voxware, Inc.
August 9, 1996 (Modified August 23, 1996)
Page 4


of-pocket expenses, will be applied to the commitment fee. We look forward to your favorable reply and to a mutually rewarding relationship.


Agreed and Accepted
by:  Voxware, Inc.

_______________________
Name:
Title:

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